Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
World Acceptance Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-52166, 33-98938, 333-14399, 333-107426, 333-135621, 333-153212) on Form S-8 and the registration statement (No. 333-139445) on Form S-3 of our reports dated May 29, 2009 with respect to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 2009 and March 31, 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2009, and the effectiveness of internal control over financial reporting as of March 31, 2009, which reports appear in the annual report on Form 10-K of World Acceptance Corporation for the year ended March 31, 2009.  Our report on the consolidated financial statements refers to the fact that the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes effective April 1, 2007.

Greenville, South Carolina
May 29, 2009